Exhibit 5.1

Office:	+852 2801 6066
Mobile:	+852 9718 8740
Email:	rthorp@tta.lawyer

To:	iClick Interactive Asia Group Limited
15/F Prosperity Millennia Plaza
663 King’s Road, Quarry Bay
Hong Kong S.A.R., People’s Republic of China

21 July 2020

Dear Sirs

iClick Interactive Asia Group Limited – F-3

We have acted as Cayman Islands legal advisers to iClick Interactive Asia Group Limited (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended to date, relating to the offering (the “Offering”) by the Company of its Class A ordinary shares of a nominal or par value of US$0.001 each (the “Shares”), including in the form of American Depositary Shares (the “ADSs”), from time to time.

We are furnishing this opinion as Exhibit 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	the certificate of incorporation dated 3 February 2010;

1.2	the Ninth Amended and Restated Memorandum and Articles of Association of the Company as adopted by special resolution passed on 19 December 2018 (the “Memorandum and Articles”);

1.3	the written resolutions of the directors of the Company dated 16 June 2020 and 10 July 2020 (together the “Directors’ Resolutions”);

1.4	a certificate of good standing dated 20 July 2020, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”); and

1.5	the Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the following assumptions, which we have not independently verified:

Tel: +852 2801 6066	1205A The Centrium
Fax: +852 2801 6767	60 Wyndham Street
www.traversorpalberga.com	Central HONG KONG
Cayman Islands & British Virgin Islands Attorneys-at-Law
Resident Hong Kong Partners: Richard Thorp Anthony Travers, Jos Briggs, Catherine Tsang

2.1	copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.2	the genuineness of all signatures and seals; and

2.3	there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2

The authorised share capital of the Company is US$100,000 divided into 100,000,000 shares of a nominal or par value of US$0.001, of which 80,000,000 shares are designated as Class A ordinary shares and 20,000,000 shares shall be designated as Class B ordinary shares.

3.3

The issue and allotment of the Shares pursuant to the Offering has been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and entered in the register of members (shareholders), the Shares will be legally issued and allotted, fully paid and non-assessable.

3.4

The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

Under the Companies Law (2020 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2020 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

In this opinion, the phrase “non-assessable” means, with respect to Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Travers Thorp Alberga

TRAVERS THORP ALBERGA